Charlotte’s Web Reports Second Quarter 2026 Financial Results
Federal Hemp Framework and Healthcare Strategy Advance; Debenture Conversion Eliminates Largest Liability, Restores Positive Shareholders' Equity; Gross Margin Expands to 47.5%, and Second Quarter Operating Cash Use Reduced to $0.9M

Louisville, Colo. August 13, 2026 – (TSX: CWEB, OTCQX: CWBHF), Charlotte’s Web Holdings, Inc. (“Charlotte’s Web” or the “Company”), a botanical wellness innovation company and the market leader in cannabidiol (CBD) hemp extract wellness products, today announced results for the quarter ended June 30, 2026. All amounts are expressed in U.S. dollars unless otherwise indicated.

"The second quarter fundamentally changed Charlotte's Web's financial position. We completed the recapitalization, strengthened the balance sheet, and positioned the Company to pursue our healthcare strategy and federal regulatory priorities from a position of strength," said Bill Morachnick, Chief Executive Officer of Charlotte's Web. "Our near-term revenue reflects the channel decisions we made last September to largely exit the retail landscape, delivering the margin and cash flow improvements coming through the quarter. But the bigger Q2 story has been Federal hemp policy movements, which are continuing. The Administration, CMS and bipartisan members of Congress are aligning to protect non-intoxicating full-spectrum hemp products, drawing the same distinction we have argued for years: naturally occurring full-spectrum hemp is not the same thing as synthetic intoxicants, and policy should stop treating them alike. We intend to keep making that case, and to keep educating the public about what full-spectrum hemp actually is and is not. We also continue to advance DeFloria through the FDA Botanical Drug Pathway, extending our botanical science into regulated medicine."

POLICY UPDATE

The second quarter and period since have brought more federal hemp policy reform movement than has occurred since passage of the 2018 Farm Bill. At this point, Congress has introduced bipartisan hemp product legislation; the Trump Administration has formally asked Congress to revise or delay enactment of the impending federal hemp product ban; the Center for Medicare Services (“CMS”) intervened publicly to defend access to full-spectrum CBD; and the Senate ultimately voted to postpone enactment of an impending federal hemp product ban that was set to take effect in November. While hemp product policy remains unsettled, taken together, these policy reform developments reflect a policy debate that is increasingly focused on distinguishing between naturally occurring, non-intoxicating full-spectrum hemp products, like Charlotte’s Web products, vs.synthetic, intoxicating hemp cannabinoid products. The following outlines the developments most relevant to the Company:

Federal Hemp Legislation
On June 24, 2026, President Trump, through the Office of Management and Budget (“OMB”) submitted an $87.6 billion supplemental appropriations request to Congress proposing funding measures and indicating several legislative priorities that the Administration "strongly supports," including revising or delaying the hemp product ban included in Section 781 of Public Law 119-37, which was to enact on November 12, 2026. The OMB request specifically called for “the fair treatment of hemp products.” In the Company's view, the OMB request underscores the Administration's commitment to support access to non-intoxicating, full-spectrum hemp products.

In July 2026, Representatives Andy Barr (R-KY) and Angie Craig (D-MN) introduced a bipartisan bill, the Lawful Hemp Protection Act (H.R. 9830), which would establish a comprehensive federal regulatory framework for hemp-derived products, including preserving consumer access to non-intoxicating, full-spectrum hemp products. The bill strikes the hemp ban at Section 781 and amends the Federal Food, Drug, and Cosmetic Act to regulate hemp-derived cannabinoid dietary supplements. Additionally, the legislation proposes to adjust the federal hemp definition to a 1% total THC limit on a dry-weight basis; establish a nationwide minimum purchase age of 21; impose mandatory product testing, labeling, and disclosure requirements; protect access to products subject to any CMS program; and explicitly prohibit synthetic cannabinoids. The legislation reflects growing bipartisan support for a comprehensive federal policy solution focused on product safety, consumer protection, and continued access to lawful hemp-derived products.

On August 5, 2026, the Senate began negotiating the legislative vehicle for a Continuing Resolution ("CR”) to fund the government past the September 30, 2026 deadline. The Senate CR package ultimately included a provision to extend enactment of Section 781 from November 12, 2026, to December 11, 2026. as it relates to naturally-occurring hemp products. In response, Senator Ted Budd (R-NC) proposed an amendment to strip the hemp ban extension language.

On August 6, 2026, CMS Administrator Dr. Mehmet Oz wrote a letter to members of the U.S. Senate urging them to reject the Budd amendment, stating that CMS had "taken historic action to not only expand access to full-spectrum CBD, but do so in a way that ensures expanded access drives value for both patients and the Medicare program." Dr. Oz further highlighted the Administration's continued support for maintaining access to hemp-derived CBD products while policymakers evaluate longer-term regulatory solutions.

On August 8, 2026, the U.S. Senate rejected the Budd amendment 61-32 and passed the CR with language to postpone enactment of Section 781 to December 11, 2026, as it relates to naturally-occurring hemp products. As Charlotte's Web products are formulated using naturally occurring, full-spectrum hemp extracts, the Company's product portfolio falls within the scope of products protected by the Senate CR.

The Senate CR extension, if passed by the House in September as a reconciled bill and signed into law by President Trump,provides Congress with additional time to advance comprehensive hemp legislation that could establish a durable federal regulatory framework for naturally derived hemp products. Charlotte's Web supports the extension as an important step toward a federal policy approach that preserves consumer access to lawful full-spectrum hemp products while addressing concerns associated with synthetic, intoxicating, and unregulated cannabinoid products.

Charlotte's Web is closely monitoring the legislative process; however, the Company cannot predict whether the proposed hemp extension will ultimately be enacted into law or, if enacted, what form any final substantive short or long-term policy solution for hemp products will take, and the corresponding impact on the Company.

California Hemp Restrictions
On July 1, 2026, California enacted SB 378 and AB 8, which, in conjunction with Governor Newsom’s Emergency Regulations imposed in 2025, materially restrict the sale of hemp-derived CBD products in the state and effectively eliminate full-spectrum hemp products from the California market. Based on the Company's current channel mix, California represents approximately 10% of revenue as of June 30, 2026. The Company is launching reformulated products intended to support the California market and is evaluating channel, and advocacy options to protect California consumers who rely on full-spectrum hemp products and push policy solutions to enforce standards that distinguish and regulate compliant, naturally derived hemp products, while eliminating intoxicating or synthetic cannabinoid products from non-dispensary retail.

NATIONAL HEALTHCARE STRATEGY

Value-Based Care Pilot Programs
In-line with the Administration's efforts to integrate full-spectrum hemp products into the national healthcare system, Charlotte’s Web is actively engaging Accountable Care Organizations (ACOs) to launch pilot programs evaluating the role of CBD within value-based care models. These initiatives are designed to generate measurable clinical and economic outcomes that demonstrate the potential of cannabinoid-based interventions to improve patient wellness while reducing overall healthcare costs. By aligning with care delivery models inspired by the principles of the Center for Medicare & Medicaid Innovation ("CMMI"), Charlotte’s Web believes it is well positioned for a shift toward outcomes-based healthcare and future funding or shared-savings opportunities, subject to regulatory developments and program eligibility requirements.

CMMI has publicly stated that the Substance Access Beneficiary Engagement Incentive (“BEI”) for eligible hemp products will comply with the federal THC limits described above. Eligibility of full-spectrum products under these programs therefore remains linked to the outcome of the federal legislative process.

DEFLORIA CLINICAL PROGRAM

DeFloria, Inc. is advancing AJA001 Oral Solution, an investigational full-spectrum botanical drug candidate. DeFloria is a collaboration between Charlotte's Web, AJNA BioSciences, and a subsidiary of British American Tobacco. Charlotte's Web owns approximately one-third of DeFloria and holds exclusive commercial manufacturing rights for AJA001 upon potential FDA approval. DeFloria's clinical work to date has centered on irritability associated with autism spectrum disorder ("ASD"), where the Phase 2 program remains substantially advanced across clinical site selection, protocol optimization and manufacturing readiness. Initiation of the Phase 2 trial remains subject to securing the resources required to fund it. Effective June 3, 2026, Charlotte's Web co-founder Jared Stanley stepped down from the Company's Board of Directors to dedicate his full attention to his role as Chief Executive Officer of DeFloria, including advancing and financing its clinical program.

Alongside the ASD program, DeFloria is evaluating multiple rare pediatric neurological indications for AJA001, each of which would be expected to be eligible for orphan drug designation. AJA001 is a complex, full-spectrum botanical drug product whose constituents act through multiple biological pathways. This pharmacology lends itself to evaluation in more than one indication, and DeFloria's active Investigational New Drug ("IND") filing provides a regulatory foundation from which those indications may be pursued. Advancement of AJA001 remains subject to clinical, regulatory, financing and commercialization progress.

For Charlotte's Web, this direction is a return to first principles. The Company was founded in service of children with severe, treatment-resistant neurological conditions and the families advocating for them. That origin continues to shape where Charlotte's Web believes a rigorously developed botanical drug can matter most. The Company expects DeFloria to provide further detail on its expanded development strategy as those programs advance.

OPERATIONS

The transition to in-house gummy production is substantially complete at the Company's cGMP facility in Louisville, Colorado. The major equipment investment is now behind the Company: capital expenditures were $50 thousand for the six months ended June 30, 2026, compared with $652 thousand for the six months ended June 30, 2025. Insourcing gives Charlotte's Web direct control over quality, formulation, and unit cost across its gummy portfolio, and supports further gross margin improvement as production volumes scale. Second quarter results continue to absorb transitional costs associated with the changeover, including depreciation on equipment newly placed in service, which management expects to diminish as volumes scale.

SECOND QUARTER FINANCIAL REVIEW

"The balance sheet is in a fundamentally different position than it was ninety days ago," said Erika Lind, Chief Financial Officer. "We eliminated $57 million of liabilities since year-end, restored positive shareholders' equity, and ended the quarter with $14.0 million in cash. Operationally, gross margin improved to 47.5% from 46.8% despite lower volume, and we expect the second half to show further cost improvement. SG&A declined 5.4% year over year. Operating cash use declined to $0.9 million in the second quarter from $2.8 million in the first, bringing net cash used in operating activities to $3.7 million for the six months ended June 30, 2026, compared with $6.8 million in the prior year period. Operating loss was $4.4 million compared with $4.1 million a year ago. The cost reductions substantially offset the lower gross profit dollars from a smaller revenue base. Net loss reduced to $4.1 million from $6.3 million, and with the debenture retired, the mark-to-market volatility that has moved our reported results for several quarters is now behind us."

Transaction completion and capital structure
On May 28, 2026, following approval by shareholders at the Annual General and Special Meeting, Charlotte's Web completed its transaction with BT DE Investments Inc. ("BAT"), a subsidiary of British American Tobacco p.l.c. (LSE: BATS and NYSE: BTI). BAT's outstanding C$75.3 million convertible debenture, together with all accrued interest, was converted into common shares at a conversion price of C$0.94 per share, and BAT completed a concurrent $10 million equity investment by way of private placement.

The transaction eliminated the Company's largest balance sheet liability and removed the associated annual interest cost. Balance sheet changes as of June 30, 2026, compared to December 31, 2025, include:

•The convertible debenture balance was reduced from $50.8 million to zero
•Total liabilities were reduced by $57.0 million, or approximately 74%
•Total shareholders' equity increased to $56.1 million from a shareholders' deficit of $2.0 million
•Cash and cash equivalents increased to $14.0 million from $8.0 million

The conversion also resulted in a non-cash loss from extinguishment of debt of $4.2 million recorded in the second quarter, and the elimination of the associated embedded derivatives.

Second quarter financial review
The following table sets forth selected financial information for the periods indicated:

	Three Months Ended June 30,
U.S. $ millions, except per share data	2026	2025
Revenue	$10.9	$12.8
Cost of goods sold	5.7	6.8
Gross profit	5.2	6.0

Selling, general, and administrative expenses	9.5	10.1
Operating loss	(4.4)	(4.1)

Change in fair value of financial instruments	5.6	(1.5)
Loss from extinguishment of debt	(4.2)	-
Other income (expense), net	(1.1)	(0.7)
Net loss before income taxes	$(4.1)	$(6.3)

EPS basic and diluted	$(0.02)	$(0.04)

Adjusted EBITDA (1)	$(3.0)	$(3.6)

Assets:
Cash and cash equivalents	$14.0	$15.3
Total assets	$76.4	$88.0
Liabilities:
Long-term liabilities	$12.1	$62.7
Total liabilities	$20.3	$73.0
Consolidated net revenue for the second quarter ended June 30, 2026, was $10.9 million, compared with $12.8 million in the second quarter of 2025, a decrease of 15.2%. The year-over-year decline primarily reflects the retail channel restructuring initiated in September 2025, as previously disclosed. No revenue was recognized in the quarter related to the BEI, which remains in early build-out among participating organizations. For the six months ended June 30, 2026, revenue was $22.0 million, compared with $25.1 million in the prior year period, a decrease of 12.2%. The retail channel restructuring reduces near-term revenue while improving channel and product mix. The Company is directing resources to its online consumer channel, healthcare practitioner channel, and diversified botanical wellness portfolio are where the Company is directing resources for future growth.

Gross profit in the second quarter of 2026 was $5.2 million, or 47.5% of revenue, compared with $6.0 million, or 46.8% of revenue, in the second quarter of 2025. Gross margin expanded by approximately 70 basis points year over year notwithstanding lower sales volume, reflecting improved product and channel mix, following the retail channel restructuring, and was achieved while absorbing startup costs associated with the transition to in-house gummy production and related-party supply to DeFloria recorded at zero gross margin. Management expects gross margin to continue improving toward the Company's target range of approximately 50%, supported by the shift away from lower-margin sales channels, reduced discounting, and cost benefits as in-house manufacturing scales.

Total SG&A expenses were $9.5 million in the second quarter of 2026, compared with $10.1 million in the second quarter of 2025, an improvement of 5.4%. The reduction reflects the absence of costs associated with a prior promotional rights agreement terminated in May 2025, together with continued personnel and vendor cost discipline. For the six months ended June 30, 2026, SG&A was $19.0 million, compared with $21.6 million in the prior year, a decrease of 12.0%. The Company continues to expect quarterly SG&A to remain in a normalized range of approximately $10 million.

Net loss for the second quarter of 2026 was $4.1 million, or $(0.02) per share, compared with a net loss of $6.3 million, or $(0.04) per share, in the second quarter of 2025. Second quarter results include a non-cash gain of $5.6 million from the change in fair value of financial instruments, driven by revaluation of the debt conversion option and interest rate conversion feature prior to extinguishment, and a non-cash loss of $4.2 million from extinguishment of debt on conversion of the debenture. Net loss for the six months ended June 30, 2026 was

$17.2 million, or $(0.10) per share, compared with $12.5 million, or $(0.08) per share, in the prior year period, reflecting the first quarter mark-to-market charge on the debenture prior to conversion.

Excluding the $10 million investment from BAT, cash used in the second quarter was $1.2 million, an improvement from $2.8 million in the first quarter. Net cash used in operating activities for the six months ended June 30, 2026, was $3.7 million, compared with $6.8 million in the prior year period, an improvement of approximately 45%, reflecting operating cost reductions and the absence of payments associated with a prior promotional rights agreement. Capital expenditures were $50 thousand, compared with $652 thousand in the prior year period. Financing activities provided $9.7 million, primarily comprised of the $10 million private placement completed in connection with the BAT transaction on May 28, 2026.

Adjusted EBITDA1 for the second quarter of 2026 was a loss of $3.0 million, compared with a loss of $3.6 million in the second quarter of 2025. Adjusted EBITDA excludes interest, taxes, depreciation and amortization, and share-based compensation, as well as non-cash changes in the fair value of financial instruments and, in the current quarter, the $4.2 million non-cash loss on extinguishment of the convertible debenture. With the mark-to-market gain and the extinguishment loss largely offsetting one another within net loss, a net non-cash benefit of $1.3 million in the quarter, management believes Adjusted EBITDA provides a useful supplemental view of the Company's underlying operating performance for the period.

Financial Position
Cash and cash equivalents as of June 30, 2026, were $14.0 million, compared with $5.2 million at March 31, 2026, and $8.0 million at December 31, 2025. The sequential increase of $8.8 million reflects the $10 million private placement from BAT, partially offset by $1.2 million of cash used in operating and other financing activities in the quarter. Total current liabilities were $8.3 million, compared with $8.7 million at December 31, 2025. With the debenture retired, the associated interest cost eliminated, a declining operating expense base, and expected gross margin improvement from scaled in-house production, management expects continued improvement in the Company's cash flow profile.

Consolidated Financial Statements and Management’s Discussion and Analysis
The Company’s consolidated financial statements and accompanying notes for the three and six months ended June 30, 2026, and 2025, and related management’s discussion and analysis of financial condition and results of operations (“MD&A”), are reported in the Company’s 10-Q filing on the Securities and Exchange Commission website at www.sec.gov and on SEDAR+ at www.sedarplus.ca and will be available on the Investor Relations section of the Company’s website at https://investors.charlottesweb.com.

Analyst Conference Call
The Company intends to host a second quarter earnings review and corporate update call and webcast which will also include broader corporate updates. Details will be provided later this month in a separate shareholder conference call and webcast notice.

About Charlotte’s Web Holdings, Inc.
Charlotte’s Web Holdings, Inc., a Certified B Corporation headquartered in Louisville, Colorado, is a botanical wellness innovation company and a market leader in hemp extract wellness, offering Charlotte’s Web whole-plant full-spectrum CBD extracts, as well as broad-spectrum CBD and cannabinoid isolates. The Company’s hemp extracts have naturally occurring botanical compounds including cannabidiol (“CBD”), CBN, CBC, CBG, THC, terpenes, flavonoids, and other beneficial compounds. Charlotte’s Web product categories include CBD oil tinctures (liquid products), CBD gummies (sleep, calming, exercise recovery, immunity), CBN gummies, hemp-derived THC microdose gummies, functional mushroom gummies, CBD capsules, CBD topical creams, and lotions, as well as CBD pet products for dogs. Through its substantially vertically integrated business model,

Charlotte’s Web maintains stringent control over product quality and consistency with analytic testing from soil to shelf for quality assurance. Charlotte’s Web products are distributed to retailers and healthcare practitioners throughout the U.S.A. and are available online through the Company’s website at www.charlottesweb.com.

Shares of Charlotte’s Web trade on the Toronto Stock Exchange (TSX) under the symbol “CWEB” and are quoted in U.S. Dollars in the United States on the OTCQX under the symbol “CWBHF”. Subscribe to Charlotte’s Web investor news.

(1)Non-GAAP Measures: The press release contains non-GAAP measures, including EBITDA and Adjusted EBITDA. Please refer to the section in the tables captioned “Non-GAAP Measures” below for additional information and a reconciliation to GAAP for all Non-GAAP metrics.

Forward-Looking Information
Certain information provided herein constitutes forward-looking statements or information (collectively, “forward-looking statements”) within the meaning of applicable securities laws. Forward-looking statements are typically identified by words such as “may”, “will”, “should”, “could”, “anticipate”, “expect”, “project”, “estimate”, “forecast”, “plan”, “intend”, “target”, “believe” and similar words suggesting future outcomes or statements regarding an outlook. Forward-looking statements are not guarantees of future performance, and readers are cautioned against placing undue reliance on forward-looking statements. By their nature, these statements involve a variety of assumptions, known and unknown risks and uncertainties, and other factors which may cause actual results, levels of activity, and achievements to differ materially from those expressed or implied by such statements. The forward-looking statements contained in this press release are based on certain assumptions and analysis by management of the Company in light of its experience and perception of historical trends, current conditions, expected future development, and other factors that it believes are appropriate and reasonable.

Specifically, this press release contains forward-looking statements relating to, but not limited to: the enactment, timing, scope and effect of the continuing resolution referenced herein, of any amendment to Section 781, and of the Lawful Hemp Protection Act, and any other federal legislative or regulatory framework applicable to hemp-derived products, including the provisions scheduled to take effect November 12, 2026 and those that would be postponed to December 11, 2026; whether the Administration, House of Representatives and the Senate agree on common legislative language; the Company's beliefs regarding product eligibility under CMS programs, including the BEI, the ACO REACH Model, the Enhancing Oncology Model; the pace and extent of adoption by participating organizations; the status and outcome of discussions with participating organizations; the potential scope and impact of federal healthcare frameworks for hemp-derived products; the Company's competitive positioning and its ability to participate in federal healthcare programs; sales volume and gross margin expectations, including the target gross margin range; future expectations for SG&A expenses; anticipated benefits of the completed BAT transaction, including interest cost savings and balance sheet strength; the impact of retail channel restructuring and insourcing on operating margins and capital expenditures; the timing and outcomes from DeFloria's clinical trials, including Phase 2 trial initiation and the alignment of required resources, strategic value for the Company's shareholders and potential commercial opportunities for Charlotte's Web; the ability of AJA001 to address irritability associated with ASD; DeFloria's evaluation of additional indications for AJA001 and the composition of its development portfolio and the potential eligibility of any such indications for orphan drug designation and the availability of any associated development incentives or periods of marketing exclusivity; the expectation that DeFloria will provide further detail on its development strategy; expected improvement in the Company's cash flow profile;expectations on quarterly SG&A normalized amount; the Company’s ability to reformulate products for California customers; and management expectations around cash reserves providing sufficient liquidity to fund operations and planned expenditures for the next 12 months.

The material factors and assumptions used to develop the forward-looking statements herein include, but are not limited to: expectations around cost reduction, run rate, and cash flow improvement in 2026; regulatory regime changes; expectations regarding regulatory and legislative updates and timing of same; anticipated product development and sales; the success of sales and marketing activities; product development and production expectations; outcomes from R&D activities; the availability of qualified and cost-effective human resources; compliance with contractual and regulatory obligations and requirements; availability of adequate liquidity and capital to support operations and business plans; continued product placement across channels; anticipated development of new products; anticipated consumer trends and corresponding product innovation; and expectations around consumer product demand. In addition, the forward-looking statements are subject to risks and uncertainties pertaining to, among other things: failure of Congress to enact the continuing resolution or any longer-term hemp framework, or enactment on terms less favorable than anticipated; the effect of the November 12, 2026 restrictions on product eligibility under CMS programs; supply and distribution chains; the market for the Company's products; revenue fluctuations; regulatory changes; loss of customers and retail partners; retention and availability of talent; competing products; share price volatility; product acceptance; available capital to fund operations and business plans; crop risk; economic and political considerations; and including but not limited to those risks and uncertainties discussed under the heading "Risk Factors" in the Company's most recently filed Annual Report on Form 10-K, and other risk factors contained in other filings with the Securities and Exchange Commission available on www.sec.gov and filings with Canadian securities regulatory authorities available on www.sedarplus.ca. The impact of any one risk, uncertainty, or factor on a particular forward-looking statement is not determinable with certainty, as these are interdependent, and the Company's future course of action depends on management's assessment of all information available at the relevant time. Any forward-looking statement in this press release is based only on information currently available to the Company and speaks only as of the date on which it is made. Except as required by applicable law, the Company assumes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. All forward-looking statements, whether written or oral, attributable to the Company or persons acting on the Company's behalf, are expressly qualified in their entirety by these cautionary statements.

For further information, contact:
Erika Lind
Chief Financial Officer
Erika.Lind@CharlottesWeb.com

Cory Pala
Director of Investor Relations
(720) 484-8930
Cory.Pala@CharlottesWeb.com

CHARLOTTE’S WEB HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands of U.S. dollars, except share and per share amounts)

	June 30,	December 31,
	2026 (unaudited)	2025
ASSETS
Current assets:
Cash and cash equivalents	$13,988	$8,035
Accounts receivable, net	1,359	811
Inventories, net	16,517	18,022
Prepaid expenses and other current assets	2,738	3,491
Total current assets	34,602	30,359
Property and equipment, net	20,600	22,679
Operating lease right-of-use assets, net	10,941	11,297
Investment in unconsolidated entity	8,300	8,800
Intangible assets, net	737	785
Derivative and other long-term assets	1,209	1,353
Total assets	$76,389	$75,273
LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,984	$2,186
Accrued and other current liabilities	4,874	5,053
Lease obligations – current	1,398	1,420
Total current liabilities	8,256	8,659
Convertible debenture	—	50,849
Lease obligations	11,657	12,186
Derivative and other long-term liabilities	412	5,618
Total liabilities	20,325	77,312
Commitments and contingencies
Shareholders’ equity (deficit):
Common shares, nil par value; unlimited shares authorized; 270,549,931 and 159,420,141 shares issued and outstanding as of June 30, 2026 and December 31, 2025	1	1
Additional paid-in capital	404,612	329,270
Accumulated deficit	(348,549)	(331,310)
Total shareholders’ equity (deficit)	56,064	(2,039)
Total liabilities and shareholders’ equity (deficit)	$76,389	$75,273

CHARLOTTE’S WEB HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands of U.S. dollars, except share and per share amounts)

	Three Months Ended June 30, (unaudited)		Six Months Ended June 30, (unaudited)
	2026	2025	2026	2025
Revenue	$10,855	$12,806	$22,014	$25,068
Cost of goods sold	5,698	6,816	11,653	12,848
Gross profit	5,157	5,990	10,361	12,220

Selling, general and administrative expenses	9,515	10,062	19,043	21,640
Operating loss	(4,358)	(4,072)	(8,682)	(9,420)

Change in fair value of financial instruments	5,557	(1,543)	(3,311)	(1,669)
Loss from extinguishment of debt	(4,216)	—	(4,216)	—
Other income (expense), net	(1,075)	(675)	(998)	(1,413)
Loss before provision for income taxes	(4,092)	(6,290)	(17,207)	(12,502)
Income tax benefit (expense)	(35)	2	(32)	2
Net loss	$(4,127)	$(6,288)	$(17,239)	$(12,500)

Per common share amounts
Net loss per common share, basic and diluted	$(0.02)	$(0.04)	$(0.10)	$(0.08)

CHARLOTTE’S WEB HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)
(in thousands of U.S. dollars, except share amounts)

	Common Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Shares	Amount
Balance—December 31, 2025	159,420,141	$1	$329,270	$(331,310)	$(2,039)
Common shares issued upon vesting of restricted share units, net of withholding	263,812	—	(41)	—	(41)
Share-based compensation	—	—	151	—	151
Net loss		—		(13,112)	(13,112)
Balance— March 31, 2026	159,683,953	$1	$329,380	$(344,422)	$(15,041)
Common shares issued upon vesting of restricted share units, net of withholding	854,335	—	(278)	—	(278)
Exercise of common stock options	67,601	—	22	—	22
Share-based compensation	—	—	506	—	506
Conversion of convertible debenture into common stock	95,281,277	—	64,982	—	64,982
Issuance of common stock by private investment	14,662,765		10,000	—	10,000
Net loss		—		(4,127)	(4,127)
Balance—June 30, 2026	270,549,931	$1	$404,612	$(348,549)	$56,064

Balance—December 31, 2024	158,009,541	$1	$328,655	$(301,569)	$27,087
Common shares issued upon vesting of restricted share units, net of withholding	—	—	—	—	—
Share-based compensation	—	—	187	—	187
Net loss		—		(6,212)	(6,212)
Balance—March 31, 2025	158,009,541	$1	$328,842	$(307,781)	$21,062
Common shares issued upon vesting of restricted share units, net of withholding	608,226	—	(25)	—	(25)
Share-based compensation	—	—	180	—	180
Net loss		—		(6,288)	(6,288)
Balance—June 30, 2025	158,617,767	$1	$328,997	$(314,069)	$14,929

CHARLOTTE’S WEB HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of U.S. dollars)

	Six Months Ended June 30, (unaudited)
	2026	2025

Cash flows from operating activities:
Net loss	$(17,239)	$(12,500)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss on extinguishment of debt	4,216	—
Change in fair value of financial instruments	3,311	1,669
Depreciation and amortization	3,171	2,961
Convertible debenture and other accrued interest	1,321	1,471
Share-based compensation	657	367
Changes in right-of-use assets	355	950
(Gain)/loss on foreign currency transaction	(190)	2,522
Gain on disposal of assets	—	(2,326)
Other	53	742
Changes in operating assets and liabilities:
Accounts receivable, net	(570)	(760)
Inventories, net	1,520	(311)
Prepaid expenses and other current assets	700	22
Accounts payable, accrued and other liabilities	(94)	(202)
Operating lease obligations	(552)	(1,220)
Other operating assets and liabilities, net	(364)	(171)
Net cash used in operating activities	(3,705)	(6,786)
Cash flows from investing activities:
Purchases of property and equipment and intangible assets	(50)	(652)
Proceeds from sale of assets	5	113
Net cash used in investing activities	(45)	(539)
Cash flows from financing activities:
Proceeds from issuance of common stock	10,000	—
Other financing activities	(297)	(25)
Net cash provided by (used in) financing activities	9,703	(25)
Net increase (decrease) in cash and cash equivalents	5,953	(7,350)
Cash and cash equivalents —beginning of period	8,035	22,618
Cash and cash equivalents —end of period	$13,988	$15,268
Supplemental disclosures of non-cash investing and financing activities
Conversion of debt to equity	52,942
Extinguishment of embedded derivatives liability upon debt conversion	8,062
Extinguishment of embedded derivatives asset upon debt conversion	214

(1) Non-GAAP Measures –EBITDA and Adjusted EBITDA
Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) is not a recognized performance measure under U.S. GAAP. The term EBITDA consists of net income (loss) and excludes interest, taxes, depreciation, and amortization. Adjusted EBITDA also excludes other non-cash items such as changes in fair value of financial instruments (Mark-to-Market), Share-based compensation, impairment of assets and, for the quarter ended June 30, 2026, the $4.2 million non-cash loss on extinguishment of the convertible debenture. These non-GAAP financial measures should be considered supplemental to, and not a substitute for, our reported financial results prepared in accordance with GAAP. The non-GAAP financial measures do not have a standardized meaning prescribed under U.S. GAAP and therefore may not be comparable to similar measures presented by other issuers. The primary purpose of using non-GAAP financial measures is to provide supplemental information we believe may be useful to investors and to enable them to evaluate our results the same way we do. We also present non-GAAP financial measures because we believe they assist investors in comparing our performance across reporting periods on a consistent basis and comparing our results with those of other companies by excluding items we do not believe are indicative of our core operating performance. Specifically, we use these non-GAAP measures as measures of operating performance; to prepare our annual operating budget; to allocate resources to enhance the financial performance of our business; to evaluate the effectiveness of our business strategies; to provide consistency and comparability with past financial performance; to facilitate a comparison of our results with those of other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results; and in communications with our board of directors concerning our financial performance. Investors should be aware, however, that not all companies define these non-GAAP measures consistently.

(1)EBITDA and Adjusted EBITDA are non-GAAP financial measures with reconciliations provided in the tables below. Adjusted EBITDA for the three months ended June 30, 2026, and 2025 is as follows:

Charlotte's Web Holdings, Inc.
Statement of Adjusted EBITDA
(In Thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	(unaudited)		(unaudited)
U.S. $ Thousands	2026	2025	2026	2025

Net loss	$(4,127)	$(6,288)	$(17,239)	$(12,500)

Depreciation of property and equipment and amortization of intangibles	1,494	512	3,171	2,961
Interest (income) expense	470	450	1,206	1,135
Income tax expense (benefit)	35	(2)	32	(2)
EBITDA	$(2,128)	$(5,328)	$(12,830)	$(8,406)

Share-based compensation	506	180	657	367
Loss on extinguishment of debt	4,216	—	4,216	—
Mark-to-market financial instruments	(5,557)	1,543	3,311	1,669
Inventory provision	—	(17)	—	(4)
Adjusted EBITDA	$(2,963)	$(3,622)	$(4,646)	$(6,374)